EXHIBIT 99.1

    LETTER TO STOCKHOLDERS

Dear Fellow Stockholders,
As the new Chairman of the Board, I am very pleased to provide you with the 2013 Annual
Report, the first annual report bearing our new name, Signature Office REIT, Inc. (“Signature REIT”
or “Company”). While this annual report provides a look back at what was accomplished in 2013,
I do want to take this opportunity to comment on our prospects for the future. Going forward, the commitment and pursuit of your Board and management team will be to deliver value to each of you, our stockholders, through active management of our portfolio and expense management that are designed to be accretive to share value over the long term.

2013 Accomplishments
2013 was a year of stability for our real estate portfolio, and a year of transition for our Company.
Our Real Estate Portfolio:
• Performed very well, with significant improvements in operating cash flow and all operating metrics, including generation of $4.8 million of Real Estate Operating Income.
These improvements were driven by owning the properties acquired in 2012 for an entire year in 2013 and reductions in acquisition fees and general and administrative expenses;
• Maintained an average occupancy level above 99% for the entire year; and
• Continued to have investment grade tenants representing approximately 69% of our portfolio based on revenue.
Our Company:
• Concluded our initial public offering of equity in June 2013, thereby moving from the fundraising and acquisition phase to the portfolio management phase;
• Used proceeds from that public offering to repay outstanding borrowings and reduce our debt-to-real-estate-asset ratio to 28% at year-end;
• Lowered general and administrative expenses though amendment of the advisory agreement in June 2013;
• Positioned itself to become self-managed and, in doing so, expects to achieve further significant cost savings; and
• Rebranded, including a new company name, effective with the transition to self-management on January 1, 2014.

We officially became a self-managed entity and formally changed our name from Wells Core Office
Income REIT Inc. to Signature Office REIT, Inc. at the beginning of 2014. The Board of Directors elected to become a self-managed company in order to secure an experienced and dedicated management team fully aligned with our stockholders. The Board believes we have a strong team in place with extensive experience, and with team members who were specifically involved with the management of Signature REIT, its assets and operations since its inception. It is important to note that Signature REIT did not pay Wells Real Estate Funds an internalization fee in connection with its transition to self-management.

[1]See “Management’s
Discussion and Analysis of
Financial Condition and
Results of Operations” in
the accompanying Form
10-K for the definition
and information regarding
adjusted funds from
operations, including a
reconciliation of this
non-GAAP financial
measure to our net loss of
approximately $993,000
for the year ended
December 31, 2013.

Our 13 properties (approximately 2.6 million square feet) generated adjusted funds from operations of approximately $35.9 million during the year ended December 31, 2013[1]. During the same period, we made cash distributions to our stockholders of approximately $29.3 million, or $1.50 per share, which equates to a 6% annual rate on a $25 original share purchase price and is consistent with the annualized rate of quarterly distributions declared and paid over the past 12 quarters.

Prospects for the Future
In 2014, we have continued to focus on maintaining and increasing stockholder value. Effective management of our properties, retention of tenants, and achievement of operational efficiencies of our existing portfolio will be the order of the day in 2014. We believe our balance sheet is strong, and as we move forward, we intend to seek out and evaluate additional opportunities to enhance shareholder value.
We will continue to apply an accretive framework with operating and investment objectives designed to (1) deliver solid quarterly distributions to stockholders, (2) address future operational challenges, and (3) position the Company to provide liquidity by at least July 2020, the date specified in the Company’s charter and the offering prospectus. That framework will include activities such as:
• Evaluating how each property can contribute to increased net asset value;
• Addressing lease expirations, specifically in 2017 and 2019;
• Considering opportunities to shape and refine the portfolio through prudent acquisitions and dispositions; and
• Repositioning our debt maturities while maintaining an appropriate variable/fixed interest rate mix.
Our strategy will continue to approach decision making in the context of what is in the best interest of stockholders. Your board and management team has and will keep that approach first and foremost in 2014 and future years.
Finally, please watch for your 2014 proxy information packet, which should be arriving around mid-year. We ask that you please vote your proxy early in order to save Signature REIT the cost of repeated reminder mailings.
Our first priority is to act as good stewards of your investment and all of us at Signature REIT thank you for the privilege of serving you, our stockholders.
Sincerely,
Frank M. Bishop
Chairman of the Board of Directors
Signature Office REIT, Inc.*

*Formerly known as Wells Core Office Income REIT, Inc.